Broad-Based
Short-Term
Incentive Plan


Plan Purposes
  * Provide a meaningful and competitive incentive opportunity geared to the achievement of specified corporate financial and operational goals.

  * Reward teamwork, cost consciousness, and other behaviors that result in "value added" to both customers and shareholders.

Concept
  A short-term incentive plan for all employees where the award opportunity and performance goals are set at the beginning of each plan year. Actual payments are based on the achievement of corporate financial and operational goals. Awards will only be paid if a predetermined threshold level of overall corporate performance is met. Payment will be made in cash as soon as practical after year end.

Plan Administration
  The Personnel, Organization, and Nominating Committee (or any other successor committee [the "Committee"]) will have responsibility for administration of the program in accordance with the provisions of the plan, as set forth in these administrative plan specifications.

Plan Year
  The plan year for the Broad-Based Short-Term Incentive Plan will coincide with the Company's fiscal year which ends on December 31.

Participation
  Participation will include all full-time hourly and salaried employees of the Company.

Incentive
Opportunities
  At the beginning of each plan year, a minimum, target, and maximum award opportunity will be established. The "target" award will be earned for achievement of expected performance. "Minimum" and "maximum" performance award levels then will be developed in relation to the performance target award levels.

  The target award opportunity for each participant before apportionment will be 4 percent of year-end W-2 earnings (excluding noncash items and bonuses). Actual participant award opportunities can vary from 0 to 150 percent of the target award opportunity in relation to actual corporate financial and operational performance.

Performance
Apportionment
  Performance will be assessed at two levels--corporate financial and corporate operational. The Chief Executive Officer will recommend, and the Committee will approve, the split of incentive opportunity. The apportionments will vary by participant level. The performance of one area will not affect the amount of the award opportunity from the other, except that no payouts will occur if the Company does not meet its overall corporate threshold performance target. A participant's total incentive award will be equal to the sum of the amounts earned from each portion of the incentive opportunity.


Corporate Financial
Performance
  Corporate financial performance will be measured based on earnings per share (EPS). At the beginning of each plan year, a "target" EPS goal will be established for the Company. "Minimum" and "maximum" performance levels, for incentive award determination purposes, will be set up in relation to this performance target. No award is paid for performance below minimum.
  Straight-line interpolation would be used for results between the minimum and the maximum.

  The Chief Executive Officer will suggest, and the Committee will determine, the treatment of "extraordinary" gains or losses and their impact on EPS in the plan. Where possible, this determination will be made prior to establishing the annual target for EPS.

Corporate
Operational
Performance

  Corporate operational goals for employees will be based equally upon overall safety, O&M costs, and system reliability. Targets for each of these goals will be established. Minimum and maximum performance levels also will be determined. Tables will then be established to define award opportunities based on various levels of achievement.

Overall
Corporate
Threshold

  At the beginning of each plan year, an overall threshold level of corporate financial performance will be established. Performance below the threshold level will result in no award payouts, regardless of actual corporate financial or operational performance achievements.


Form and
Timing of Payment
  Awards will be paid in cash as soon as practical following approval of award amounts by the Committee.

Termination of
Employment Due to
Retirement, Death,
or Disability
  If a participant's employment is terminated due to retirement, death, or disability during a plan year, the award earned shall be prorated based on the number of months of participation within the plan year. The prorated award will be based upon performance determined at year end and will be paid in cash at the same time all other awards are paid from the plan.

Termination for
Any Other Reason
  Termination of employment for reasons other than retirement, death, or disability before the end of a plan year will result in forfeiture of any associated award opportunity. However, the Chief Executive Officer, with the approval of the Committee, may waive such forfeiture provision.

  Termination after the plan year end, but prior to award payout, will not result in award forfeiture, except in the event of termination for "cause."

Tax Treatment
  Payments are taxable to the participant in the year of receipt. The Company receives a tax deduction at the same time and in the same amount as the participant recognizes taxable income.

Withholding taxes
  The Company will have the right to deduct any Federal, state, or local taxes required by law to be withheld.

Beneficiary
Designation
  A participant may name a beneficiary or beneficiaries to whom any benefit under this plan is to be paid in the event of death.

Effect on Employee
Benefit Plans
  Payments from this plan shall not be included in calculating the amount of employee benefits to be paid under the terms of any of the Company's qualified employee benefit plans.

Participant Rights
  Participation in this plan shall not interfere with the Company's right to terminate any participant's employment at any time. Rights or interests of any participants in this plan are nontransferable.

Plan Amendments
  The Committee may, in its sole discretion, modify, amend, suspend, or terminate, in whole or in part, any or all of the provisions of the plan. However, no modification, amendment, suspension, or termination may adversely affect a payment or distribution to which a participant is entitled.

New Hires,
Promotions,
Demotions
  The Chief Executive Officer, with the approval of the Committee, will have the discretion to determine participation and award levels for new hires, promotions, or demotions.